IMMEDIATE RELEASE               August 1, 2005
                        CONTACTS:
                        Brent Larson,                   Tim Ryan,
                        Vice President / CFO            The Trout Group
                        614 793 7500                    212 477 9007
--------------------------------------------------------------------------------

                    NEOPROBE ANNOUNCES SECOND QUARTER RESULTS
                    Second Quarter Device Sales Increase 26%
             Business Update Provided and Conference Call Scheduled

DUBLIN, OHIO - August 1, 2005 -- Neoprobe Corporation (OTCBB:NEOP - News), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, today announced consolidated operating results for the second quarter of 2005. Second quarter results included net sales of devices of $1.7 million compared to $1.3 million for the second quarter of 2004. In addition, Neoprobe reported a net loss of $1.3 million or $0.02 per share compared to a loss of $430,000 or $0.01 per share for the comparable period in 2004. Operating expenses increased to $2.1 million for the second quarter of 2005 from $1.4 million for the second quarter of 2004. The net loss for the second quarter of 2005 included $322,000 in non-cash charges (consisting primarily of amortization of intangible assets and amortization of warrant and debt-issuance charges related to the financing that was completed in December
2004) compared to total non-cash charges of $243,000 for the second quarter of 2004.

Brent Larson, Neoprobe's Vice President, Finance and CFO, said, "Our second quarter device sales improved compared to the second quarter of 2004 due to continued strong gamma device prices and unit volumes as well as increased sales of extended service contracts sold through our primary gamma device marketing partner. Sales of our blood flow devices provided only a minor contribution to the increase in sales due we believe to the time necessary to re-train our current distributors coupled with normal medical device sales cycle times following the launch of our redesigned Quantix/OR(TM) blood flow measurement probe earlier this year. Distributor training will continue into the third quarter and beyond as we add new distributors. We hope to reap the benefits of an expanded distribution organization during the second half of 2005."

David Bupp, Neoprobe's President and CEO, said, "The increase in operating expenses during the quarter was primarily due to non-clinical testing and drug manufacturing validation and production activities associated with Lymphoseek and is a consequence of the progress we are making on the development of this important drug. We expect to complete the non-clinical testing in the next few weeks and submit the data to FDA for review shortly thereafter. The institutional review board process is also well underway at each of the five pre-eminent sites that have agreed to participate in the Phase II trial. The clinical sites that will be involved in the study include University of California, San Francisco, The John Wayne Cancer Center, Cleveland Clinic, University of Louisville and M. D. Anderson. As a result, we continue to expect to announce the commencement of patient enrollment in the Phase II trial by the end of the third quarter and our overall goal of filing a new drug application for Lymphoseek remains unchanged at mid-2006."

"In addition to the activities associated with the development of Lymphoseek, Neoprobe continued to prepare for the recommencement of clinical activities associated with RIGScan(R) CR and the activated cellular therapy technology associated with CIRA Biosciences, Inc. (CIRA Bio)," Bupp continued. "Regarding RIGScan, our discussions with potential development partners are continuing and we expect to complete the first of a series of regulatory submissions to FDA in the near future that we believe will demonstrate additional value to a potential partner. In addition, to support the commencement of clinical studies of CIRA Bio, we have received a proposal from The Battelle Memorial Institute for follow-on activities to the technology assessment that was completed earlier in the second quarter. Following the completion of CIRA Bio's initial financing, we plan to initiate these development activities."

                                    - more -

NEOPROBE CORPORATION
ADD - 2

Neoprobe's President and CEO, David Bupp, and Vice President and CFO, Brent Larson, will provide a business update and discuss the company's second quarter 2005 results via a conference call scheduled for 11:00 AM ET tomorrow, Tuesday, August 2, 2005.

The conference call can be accessed live as follows:

o     U.S. Toll Free Dial-In number: 1-877-407-9205
o     International Dial-In number 1-201-689-8054

A replay of the conference call will be available for 7 days following the call. The replay dial-in number for the U.S. is 1-877-660-6853 and the dial-in number for international callers is 1-201-612-7415. To access the call, enter the Account number (286) and the Conference ID (163372).

About Neoprobe

Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients. Neoprobe currently markets the neo2000(R) line of gamma detection systems that are widely used by cancer surgeons and is commercializing the Quantix(R) line of blood flow measurement products developed by its subsidiary, Cardiosonix Ltd. In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek(TM) and RIGScan(R) CR. Neoprobe's recently formed subsidiary, CIRA Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT. Neoprobe's strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions. www.neoprobe.com

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company's plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company's products are forward-looking statements The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company's continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company's most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

NEOPROBE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

                                                   June 30,         December 31,
                                                     2005               2004
                                                  (unaudited)
                                                  -----------        -----------
Assets:

Cash and cash equivalents                         $ 4,574,985        $ 9,842,658
Available-for-sale securities                       4,229,868                 --
Other current assets                                1,282,653          1,594,286
Intangible assets, net                              2,315,121          2,519,109
Other non-current assets                            1,277,009          1,409,842
                                                  -----------        -----------

Total assets                                      $13,679,636        $15,365,895
                                                  ===========        ===========

Liabilities and stockholders' equity:

Current liabilities                               $ 1,253,377        $ 1,009,936
Notes payable, net of discounts                     5,720,833          5,491,494
Warrant liability                                          --          2,560,307
Other liabilities                                     134,282            140,328
Stockholders' equity                                6,571,144          6,163,830
                                                  -----------        -----------

Total liabilities and stockholders' equity        $13,679,636        $15,365,895
                                                  ===========        ===========

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     Three Months Ended                         Six Months Ended
                                                June 30,             June 30,             June 30,             June 30,
                                                  2005                 2004                 2005                 2004
                                               (unaudited)          (unaudited)          (unaudited)          (unaudited)
                                              ------------         ------------         ------------         ------------
Revenues:
   Net sales                                  $  1,700,878         $  1,347,928         $  3,166,765         $  2,573,545
   License revenue and other                            --              200,000                   --              400,000
                                              ------------         ------------         ------------         ------------
      Total revenues                             1,700,878            1,547,928            3,166,765            2,973,545
                                              ------------         ------------         ------------         ------------

Cost of goods sold                                 642,233              508,639            1,205,556            1,048,781
                                              ------------         ------------         ------------         ------------

Gross profit                                     1,058,645            1,039,289            1,961,209            1,924,764
                                              ------------         ------------         ------------         ------------

Operating expenses:
   Research and development                      1,303,369              594,730            1,941,814            1,177,830
   Selling, general and administrative             827,832              853,149            1,663,947            1,666,542
                                              ------------         ------------         ------------         ------------
      Total operating expenses                   2,131,201            1,447,879            3,605,761            2,844,372
                                              ------------         ------------         ------------         ------------

Loss from  operations                           (1,072,556)            (408,590)          (1,644,552)            (919,608)
                                              ------------         ------------         ------------         ------------

Interest expense                                  (333,905)             (43,795)            (661,478)            (116,153)
Increase in warrant liability                           --                   --             (142,427)                  --
Other income, net                                   62,050               22,512              101,275               17,311
                                              ------------         ------------         ------------         ------------

Net loss                                      $ (1,344,411)        $   (429,873)        $ (2,347,182)        $ (1,018,450)
                                              ============         ============         ============         ============

Loss per common share:
   Basic                                      $      (0.02)        $      (0.01)        $      (0.04)        $      (0.02)
   Diluted                                    $      (0.02)        $      (0.01)        $      (0.04)        $      (0.02)

Weighted average shares outstanding:
   Basic                                        58,455,008           57,727,298           58,386,434           55,388,205
   Diluted                                      58,455,008           57,727,298           58,386,434           55,388,205